Exhibit 11

               General DataComm Industries, Inc. and Subsidiaries
                          Calculation of Loss per Share
                      (In thousands except per share data)

                                          Three months ended   Six months ended
                                                March 31,          March 31,
                                            1997       1996      1997     1996
===============================================================================
Primary loss per share:

 Weighted average number of common
  shares outstanding                      21,056     20,676    21,021    20,586
 Assumed exercise of certain stock
  options                                      -          -         -         -
-------------------------------------------------------------------------------
                                          21,056     20,676    21,021    20,586
-------------------------------------------------------------------------------
 Net loss                               ($11,718)   ($1,656) ($17,392)  ($4,547)
 Payment of preferred stock dividends       (450)         -      (900)       -
-------------------------------------------------------------------------------
                                        ($12,168)   ($1,656) ($18,292)  ($4,547)
-------------------------------------------------------------------------------
Primary loss per share                    ($0.58)    ($0.08)   ($0.87)   ($0.22)
===============================================================================

Fully diluted loss per share:

The fully diluted loss per share calculation is identical to the calculation presented above.


                                      -17-